Exhibit 99.1

USANA Health Sciences Provides Estimated Impact of U.S. Tax Reform

SALT LAKE CITY--(BUSINESS WIRE)--January 8, 2018--USANA Health Sciences, Inc. (NYSE: USNA) today reported that it expects to take a one-time non-cash charge to its income statement following U.S. tax reform enacted on December 22, 2017. The preliminary estimate for this charge is expected to be approximately $33 million, which the Company will recognize in its fourth-quarter 2017 results in accordance with Generally Accepted Accounting Principles. The charge is largely due to foreign tax credits and other deferred tax assets that the Company does not expect to be able to realize under the new tax laws. An update of the estimated tax charge will be provided in the Company’s fourth quarter 2017 earnings release in February 2018.

“Under the Company’s current global operating structure, we expect the Company’s effective tax rate to increase in 2018 under the recently enacted U.S. tax reform,” said Doug Hekking, Chief Financial Officer. “We are not prepared to provide an effective tax rate forecast for 2018 at this time, because we are currently evaluating several operating and structural changes that may allow the Company to benefit from the new, lower U.S. tax rate prospectively. We will update investors regarding our expected 2018 income tax rate forecast when we provide our initial outlook in February.”

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at www.usana.com.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations